CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OVERSEAS SHIPHOLDING GROUP, INC.

Overseas Shipholding Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of said corporation:

RESOLVED, that the Amended and Restated Certificate of Incorporation of Overseas Shipholding Group, Inc. be amended by adding Section H, Article Fourth of, as follows:

H: Reverse Stock Split. Upon the effectiveness (the “Effective Time”) of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation adding this Article 4.H (x) each 6 shares of Class A Common Stock, par value $0.01 per share, issued and outstanding immediately prior thereto (the “Old Class A Common Stock”) shall, automatically and without further action on the part of the Corporation or any holder of such Old Class A Common Stock, be reclassified and combined into one validly issued, fully paid and nonassessable share of Class A Common Stock and (y) each 6 shares of Class B Common Stock, par value $0.01 per share, issued and outstanding immediately prior thereto (the “Old Class B Common Stock”) shall, automatically and without further action on the part of the Corporation or any holder of such Old Class B Common Stock, be reclassified and combined into one validly issued, fully paid and nonassessable share of Class B Common Stock. From and after the Effective Time, certificates previously representing shares of Old Class A Common Stock (if such shares are held in certificated form) and Old Class B Common Stock (if such shares are held in certificated form) will, until such shares are surrendered to the Corporation in exchange for certificates representing such new number of shares of Class A Common Stock and Class B Common Stock, as applicable, represent the number of shares of Class A Common Stock and Class B Common Stock, as applicable, into which such shares of Old Class A Common Stock and Old Class B Common Stock shall have been reclassified and combined pursuant to this paragraph. In any case in which the reclassification of shares of Old Class A Common Stock and Old Class B Common Stock into shares of Class A Common Stock and Class B Common Stock, as applicable, would otherwise result in any holder of Class A Common Stock or Class B Common Stock holding a fractional share, such holder shall be entitled to receive from the Corporation, in lieu of such fractional share, an amount in cash equal to the fair value of such fractional interest as of the Effective Time.

RESOLVED, that the first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation of Overseas Shipholding Group, Inc. be deleted in its entirety and replaced with the following:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 227,987,800 consisting of the following classes: (a) 166,666,666 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (b) 1,321,134 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (c) 60,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in one or more series as the Board of Directors may determine from time to time by resolution as provided in DGCL Section 151(g) and in accordance with Section C of this Article FOURTH (the “Preferred Stock”; and together with the Common Stock and with any other class of stock the Corporation may hereafter authorize, the “Capital Stock”) .

SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This certificate of amendment shall be effective at 12:01a.m. on June 13, 2016.

IN WITNESS WHEREOF, Overseas Shipholding Group, Inc. has caused this certificate to be signed by its duly authorized officer on this 7th day of June, 2016.

By: /s/ James D. Small III

                   Authorized Officer

Title: Senior Vice President, Secretary & General Counsel

Name: James D. Small III

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